Exhibit 16.0


June 26, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of Arizona Instrument Corporation dated June 22, 1998, except for the third sentence of the first paragraph and the second paragraph, as to which we have no basis to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP
                                        3